Exhibit 99.1

Doral Financial Corporation Files Lawsuit Against Puerto Rican Government

Doral Financial Corporation Hires Former Solicitor General Ted Olson of Gibson, Dunn & Crutcher to Represent Doral Financial Corporation in Suits Against Puerto Rican Government

TODAY: 2pm Press Teleconference to Discuss Legal Complaint and Process

On Thursday, June 5, 2014 Doral Financial Corporation, a Puerto Rico-based financial services company, filed a lawsuit in the Court of First Instance of Puerto Rico and a Writ for Certification in the Puerto Rican Supreme Court, alleging that the government illegally nullified its agreement to refund the bank more than $229 million in tax overpayments. The filings can be found online at www.DoralPuertoRicoFacts.com.

At 2:00 pm EDT today, Matt McGill of Gibson Dunn & Crutcher LLP, counsel in the U.S., and Ramón Rosario, Esq., and Anthony Murray, Esq., counsel in Puerto Rico, who are Doral’s legal representatives, will hold a phone press conference to discuss the specifics of the case filed by Doral, a major employer in Puerto Rico and the second-largest mortgage lender on the island.

“This is a blatant violation of contract and lawless act by the Hacienda and the Commonwealth of Puerto Rico,” said Ted Olson, lead counsel for Doral Financial Corporation and former United States Solicitor General. “Doral and the Commonwealth have a binding and enforceable agreement that awards Doral the tax refund it is owed. If this administration can tear up the agreements reached by the last administration, then no taxpayer, employer, or investor in Puerto Rico is safe. We will ask the courts to uphold the rule of law and require that the Commonwealth live by its agreements.”

“This is very unfortunate as we’ve been unsuccessful in convincing the Government to resolve the matter amicably,” said Doral Financial Corporation CEO Glen Wakeman. “In that context, the bank’s leadership was left with no other option than to take this legal action to protect its rights under the law and the interests of its various stakeholders, including its counterparties, bondholders, preferred shareholders, stockholders, employees and customers.”

DATE: Thursday, June 5, 2014

TIME: 2:00 p.m. EDT

SPEAKERS: Matthew D. McGill, Partner at Gibson, Dunn & Crutcher

Ramón Rosario, Esq., Of Counsel, Cancio Nadal Rivera & Díaz

Anthony Murray, Esq., Partner, Cancio Nadal Rivera & Díaz

DIAL-IN: 866-952-1908; Conference ID: ECON

RSVP: Miriam Warren - mwarren@dcigroup.com; 202-772-2186

This briefing is supported by Doral Financial Corporation, a Puerto Rico-based financial services company. Doral Financial Corporation is a bank holding company engaged in banking, mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank, with operations on the mainland U.S. (New York metropolitan area and northwest region of Florida) and Puerto Rico. Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.